FUND ADMINISTRATION AND

ACCOUNTING SERVICES AGREEMENT

Between

HARDING, LOEVNER FUNDS, INC.

And

THE NORTHERN TRUST COMPANY

Dated:  June 2, 2010

TABLE OF CONTENTS

Section	Page

1.	APPOINTMENT.	4

2.	REPRESENTATIONS AND WARRANTIES.	4

3.	DELIVERY OF DOCUMENTS.	6

4.	SERVICES PROVIDED.	6

5.	FEES AND EXPENSES.	7

6.	DUTIES, RESPONSIBILITIES AND LIMITATION OF LIABILITY.	9

7.	CONFIDENTIALITY.	11

8.	NOTICES.	12

9.	WAIVER.	12

10.	FORCE MAJEURE.	13

11.	AMENDMENTS.	13

12.	TERM.	13

13.	SEVERABILITY.	14

14.	ASSIGNABILITY; DELEGATION.	14

15.	HEADINGS.	14

16.	GOVERNING LAW.	14

17.	COUNTERPARTS.	14

18.	ENTIRE AGREEMENT.	14

19.	NEW FUNDS.	15

20.	RELEASE.	15

21.	COOPERATION.	15

SCHEDULE A - FUND LIST		17
SCHEDULE B - FEES AND EXPENSES		18
SCHEDULE C - FUND ADMINISTRATION SERVICES		20
SCHEDULE D - FUND ACCOUNTING SERVICES		23
SCHEDULE E – LIST OF SUB-CONTRACTORS OR AGENTS		25

FUND ADMINISTRATION AND

ACCOUNTING SERVICES AGREEMENT

AGREEMENT made as of June 2, 2010 by and between Harding, Loevner Funds, Inc. (the “Company”), a Maryland corporation, acting on its own behalf and on behalf of each of its series listed in SCHEDULE A - FUND LIST, and The Northern Trust Company (“Northern”), an Illinois corporation.

WITNESSETH:

WHEREAS, the Company is a corporation organized under the laws of Maryland and is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Company is authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, each current series of the Company is named in the attached SCHEDULE A - FUND LIST, which may be amended by the parties from time to time (each such series, together with all other series subsequently established by the Company and made subject to this Agreement in accordance with Section 19 being herein referred to as a “Fund”, and collectively as the “Funds”); and

WHEREAS, the Company wishes to retain Northern to provide fund accounting and administration services with respect to the Company and its Funds, and Northern is willing to furnish such services;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.	APPOINTMENT.

The Company hereby appoints Northern to provide services for the Company and its Funds, as described hereinafter, for the period and on the terms set forth in this Agreement. Northern accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Section 5 of and SCHEDULE B - FEES AND EXPENSES to this Agreement.

2.	REPRESENTATIONS AND WARRANTIES.

(a)     Northern represents and warrants to the Company that:

(i)     Northern is a corporation, duly organized and existing under the laws of the State of Illinois;

(ii)    Northern is duly qualified to carry on its business in the State of Illinois;

(iii)   Northern is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement;

(iv)   all requisite corporate proceedings have been taken to authorize Northern to enter into and perform this Agreement;

(v)    Northern has, and will continue to have, access to the facilities, personnel and equipment and has obtained, and will maintain all necessary rights and licenses, properly to fully perform its duties and obligations under this Agreement;

(vi)   no legal or administrative proceedings have been instituted or threatened which would impair Northern’s ability to perform its duties and obligations under this Agreement; and

(vii)   Northern’s entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of Northern or any law or regulation applicable to Northern.

(viii)  it has adopted and implemented written policies and procedures reasonably designed to prevent violations of the “Federal Securities Laws” (as defined by Rule 38a-1 under the 1940 Act) related to the services provided by Northern to the Company. It will review, no less frequently than annually, the adequacy of the policies and procedures and the effectiveness of their implementation and will report to the Company any material changes made to the policies and procedures since the date of the last report, and any material changes made to the policies and procedures recommended as a result of the annual review. It will provide the Company with an annual report of each “Material Compliance Matter” (as defined in Rule 38a-1 under the 1940 Act) that occurred since the date of the last report. It will cooperate reasonably with requests of the Company’s Chief Compliance Officer, and provide periodic reports and other reasonable documentation to the Chief Compliance Officer in connection with Rule 38a-1, with respect to services provided by Northern, Northern’s applicable policies and procedures, and Northern’s compliance with its applicable policies and procedures.

(b)     The Company represents and warrants to Northern that:

(i)      the Company is a corporation, duly organized and existing and in good standing under the laws of Maryland;

(ii)      the Company is an investment company properly registered under the 1940 Act;

(iii)     the Company has the power under applicable laws and by its organizational documents to enter into and perform this Agreement;

(iv)     all requisite actions have been taken by the Company to authorize the Company to enter into and perform this Agreement;

(v)      no legal or administrative proceedings have been instituted or threatened which would impact the Company’s ability to perform its duties and obligations under this Agreement; and

(vi)     the Company’s execution of this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Company or any law or regulation applicable to it; and

(vii)     to the extent any officer of the Company is an employee of Northern, the Company will maintain indemnification provisions in its By-Laws substantially similar to those contained in its By-Laws in effect as of the date of this agreement and shall also maintain suitable D&O insurance coverage for such officer.

3.	DELIVERY OF DOCUMENTS.

The Company will promptly furnish to Northern such copies, properly certified or authenticated, of contracts, documents and other related information that Northern may request or requires to properly discharge its duties. Such documents may include but are not limited to the following:

(a)     Actions of or on behalf of the Company authorizing the appointment of Northern to provide certain services to the Company and approving this Agreement;

(b)     the Company’s Charter and By-Laws;

(c)     The Company’s currently effective registration statement under the Securities Act of 1933, as amended (the “1933 Act”), and the 1940 Act and the Company’s Prospectus and Statement of Additional Information relating to the Company and all amendments and supplements thereto as in effect from time to time;

(d)     Opinions of counsel, if any, and auditors’ reports that are material to Northern in providing the services contemplated hereunder; and

(e)     Such other agreements, certificates and documents as the Company may enter into from time to time including securities lending agreements, futures and commodities account agreements, brokerage agreements and options agreements.

4.	SERVICES PROVIDED.

(a)     Northern will provide the following services subject to the control, direction and supervision of the Company or its designee and in compliance with the procedures which may be established from time to time between the Company and Northern; and all reasonable resolutions and policies implemented by the Company:

(i)     Fund Administration, and

(ii)    Fund Accounting.

A general description of each of the above services is contained in SCHEDULE C - FUND ADMINISTRATION SERVICES and SCHEDULE D - FUND ACCOUNTING SERVICES, respectively, to this Agreement.

(b)     Northern will also:

(i)     provide office facilities with respect to the provision of the services contemplated herein (which may be in the offices of Northern or a corporate affiliate of Northern);

(ii)    provide or otherwise obtain personnel sufficient for provision of the services contemplated herein;

(iii)   furnish equipment and other materials, which are necessary for provision of the services contemplated herein; and

(iv)   keep records relating to the services contemplated herein in such form and manner as Northern may deem appropriate or advisable, and as may be required by law, rule or regulation with respect to Company records maintained by Northern. Northern agrees that all such records prepared or maintained by Northern relating to the services provided hereunder are the property of the Company and will be preserved and maintained at the Company’s expense, and promptly will be made available upon request of the Company.

5.	FEES AND EXPENSES.

(a)     As compensation for the services rendered to the Company pursuant to this Agreement, the Company shall cause to be paid to Northern quarterly fees determined as set forth in SCHEDULE B - FEES AND EXPENSES to this Agreement. Such fees are to be billed quarterly and shall be due and payable upon receipt of the invoice. Upon any termination of the provision of services under this Agreement before the end of any quarter, the fee for the part of the quarter before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of such termination.

(b)     For the purpose of determining fees calculated as a function of the Company’s assets, the value of the Company’s assets and net assets shall be computed as required by its Prospectus, generally accepted accounting principles, the Company’s valuation procedures, and resolutions of the Company’s Board of Directors.

(c)     The Company may request additional services, additional processing, or special reports which are not contemplated in this Agreement, and will provide such specifications and requirements documentation as may be reasonably required by Northern. If Northern elects to provide such services or arranges for such services to be provided, it shall be entitled to additional fees and expenses as its customary rates and charges as agreed upon by the parties.

(d)     Northern will bear its own expenses in connection with the performance of the services under this Agreement, except as provided herein or as agreed to by the parties. The

Company agrees to promptly reimburse Northern for reasonable and documented expenses of any services, equipment or supplies ordered by or for the Company through Northern and for any other reasonable and documented expenses that Northern may incur on the Company’s behalf at the Company’s request or as consented to by the Company. Such other expenses to be incurred in the operation of the Company and to be borne by the Company, include, but are not limited to: taxes, interest, brokerage fees and commissions; salaries and fees of officers and Directors; processing services and related fees; postage and mailing costs; costs of share certificates; advisory and administration fees; charges and expenses of pricing and data services, independent public accountants and custodians; insurance premiums including fidelity bond premiums; legal expenses; consulting fees; customary bank charges and fees; costs of maintenance of corporate existence; expenses of typesetting and printing of offering documents for regulatory purposes and for distribution to current and prospective shareholders of the Company; expenses of printing and production costs of shareholders’ reports; costs and expenses of Company stationery and forms; costs and expenses of special telephone and data lines and devices; costs associated with member meetings; trade association dues and expenses; reprocessing costs to Northern caused by third party errors; and any extraordinary expenses and other customary Company expenses. In addition, with the Company’s consent, which shall not be unreasonably withheld, Northern may utilize one or more independent pricing services to obtain securities prices and to act as backup to the primary pricing services in connection with determining the net asset values of the Funds. The Company will reimburse Northern for the Company’s share of the cost of such services based upon the actual usage by the Company of the services for the benefit of the Company.

(e)     All fees, out-of-pocket expenses, or additional charges of Northern shall be billed on a quarterly basis and shall be due and payable upon receipt of the invoice.

(f)     In the event that the Company is more than sixty (60) days’ delinquent in its payments of quarterly billings in connection with this Agreement (with the exception of specific amounts which may be contested in good faith by the Company), this Agreement may be terminated upon thirty (30) days’ written notice to the Company by Northern. The Company must notify Northern in writing of any contested amounts within thirty (30) days of receipt of a billing for such amounts. Disputed amounts are not due and payable while they are being investigated.

6.	DUTIES, RESPONSIBILITIES AND LIMITATION OF LIABILITY.

(a)     Northern shall be responsible for the performance of only such duties as are set forth in this Agreement. In the performance of its duties hereunder, Northern shall be obligated, as applicable, to exercise the due care and diligence of a professional fund administrator and fund accountant in providing the services called for in this Agreement, including the services referenced in Section 4 of this Agreement, and in all events shall act in good faith in performing the services provided for under this Agreement.

(b)     Northern shall not be liable for any error of judgment or mistake of law or for any loss or expense suffered by the Company in connection with the matters to which this Agreement relates, except for liability pursuant to Section 6(e) hereunder, and liability for a loss or expense directly caused by or resulting from willful misfeasance, bad faith or negligence on Northern’s part in the performance of or from reckless disregard by Northern of the obligations and duties specifically set forth in this Agreement. Neither party hereunder shall be liable for any special, indirect, incidental or consequential damages of any kind whatsoever (including, without limitation, attorneys’ fees) under any provision of this Agreement.

(c)     Subject to Sections 6(a) and 6(b) above, Northern shall not be responsible for, and the Company shall indemnify out of the applicable Fund’s assets and hold Northern harmless from and against, any and all losses, damages, costs, reasonable attorneys’ fees and expenses, payments, expenses and liabilities incurred by Northern or any of its agents as have been disclosed to Company, in the performance of its/their duties hereunder, including but not limited to those arising out of or attributable to:

(i)     any and all actions of Northern or its officers or agents required to be taken pursuant to this Agreement;

(ii)    the reasonable reliance on or use by Northern or its officers or agents of information, records, or documents which are received by Northern or its officers or agents and furnished to them by or on behalf of the Company, and which have been prepared or maintained by the Company or any third party on behalf of the Company;

(iii)   the Company’s refusal or failure to comply with the terms of this Agreement or the Company’s lack of good faith, or its actions, or lack thereof, involving negligence or willful misfeasance;

(iv)    the breach of any representation or warranty of the Company hereunder;

(v)     the taping or other form of recording of telephone conversations or other forms of electronic communications with members, or reasonable reliance by Northern on telephone or other electronic instructions of any person acting on behalf of a shareholder or shareholder account for which telephone or other electronic services have been authorized;

(vi)    the reliance on or the carrying out by Northern or its officers of agents of any instructions reasonably believed to be given on behalf of the Company by a duly authorized person, or requests of or the Company or recognition by Northern of any certificates which representing member interests (if any) are reasonably believed to bear the signatures of the officers of the Company and the countersignature of any transfer agent or registrar of the Company;

(vii)   any delays, inaccuracies, errors in or omissions from information or data provided to Northern by data, corporate action, pricing services or securities brokers and dealers;

(viii)  the offer or sale of securities by the Company in violation of any requirement under the Federal securities laws or regulations or the securities laws or regulations of any state, or in violation of any stop order or other determination or ruling by any Federal agency or any state agency with respect to the offer or sale of such shares in such state;

(ix)    any failure of the Company’s offering documents to comply with applicable laws, or any untrue statement of a material fact or omission of a material fact necessary to make any statement therein not misleading;

(x)     the failure of the Company to comply with applicable securities, tax, commodities and other laws, rules and regulations; and

(xi)    all actions, inactions, omissions, or errors caused by or resulting from the willful misfeasance, bad faith or negligence of third parties to whom Northern or the Company has assigned any rights and/or delegated any duties under this Agreement at the request of or as required by the Company, provided that each of such third parties was chosen by the Company.

(d)      Further, the Company shall indemnify out of the applicable Fund’s assets and hold harmless Northern and any employee of Northern who has been appointed to serve as an officer of the Company from and against, any and all losses, damages, costs, reasonable attorneys’ fees and expenses, payments, expenses and liabilities incurred by Northern or any such employees acting in a capacity as an officer of the Company, provided such officer acted in good faith and in a manner he/she reasonably believed was in or not opposed to the best interests of the Company.

(e)      In performing its services hereunder, Northern shall be entitled to rely on any oral or written instructions, notices or other communications, including electronic transmissions, from the Company and its custodian, officers and members, agents and other service providers which Northern reasonably believes to be genuine, valid and authorized, and shall be indemnified by the Company for any loss or expense caused by such reasonable reliance.

(f)      Northern shall indemnify and hold the Company harmless from and against any and all losses, damages, costs, charges, reasonable attorneys’ fees and expenses, payments, expenses and liabilities directly arising out of or attributable to Northern’s refusal or failure to comply with the material terms of this Agreement; Northern’s breach of any material representation made by it herein; or Northern’s lack of good faith, or acts involving negligence, willful misfeasance or reckless disregard of the duties specifically set forth in this Agreement.

(g)      The indemnifications contained hereunder shall survive the termination of this Agreement.

7.	CONFIDENTIALITY.

Except as otherwise required by law or in connection with any required disclosure to a banking or other regulator with due jurisdiction, Northern agrees to maintain confidentiality of and not to disclose all records and other information relative to the Company’s prior, present or potential shareholders and all other confidential information disclosed by the Company to Northern during the term of this Agreement, and to not use such records and information for any purpose other than performance of Northern’s responsibilities and duties hereunder. Northern may seek a waiver of such confidentiality provisions by furnishing reasonable prior notice to the Company and obtaining approval in writing from the Company, which approval shall not be unreasonably withheld. Waivers of confidentiality are automatically effective without further action by Northern where Northern may be exposed to civil or criminal fines, contempt proceedings or other liability for failure to comply, when requested to divulge such information by duly constituted governmental authorities with respect to Internal Revenue Service levies, subpoenas or similar actions, or with respect to requests by the Company.

8.	NOTICES.

Any notice required or permitted hereunder shall be in writing and shall be deemed effective on the date of personal delivery (by private messenger, courier service or otherwise) or upon confirmed receipt of telex or facsimile, whichever occurs first, or upon receipt if by mail to the parties at the following address (or such other address as a party may specify by notice to the other):

If to the Company:

Harding, Loevner Funds, Inc.
50 Division Street, Fourth Floor
Somerville, New Jersey 08876
Attention: Ric Reiter
Fax: 908-218-1915

If to Northern:

The Northern Trust Company
50 LaSalle Street
Chicago, Illinois 60603
Attention: Michael Mayer
Fax: 312-444-5431

9.	WAIVER.

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to the term of any term of this Agreement. Any waiver must be in writing signed by the waiving party.

10.	FORCE MAJEURE.

Northern shall maintain a commercially reasonable disaster recovery plan that complies with applicable laws, rules and regulations during the term of this Agreement, and shall periodically test the implementation of such plan and report in writing to the Company of the results of such testing. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable to the other for any damages resulting from such failure to perform or otherwise from such causes, provided that, if Northern is unable to perform its obligations because of such an event, it shall use commercially reasonable efforts to resume performance of its obligations and to mitigate damages.

11.	AMENDMENTS.

This Agreement may be modified or amended from time to time by mutual written agreement between the parties. No provision of this Agreement may be changed, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

12.	TERM.

This Agreement shall become effective on the date indicated above. Except as set forth in Section 5(f), this Agreement shall continue in effect unless terminated by either party on 90 days’ prior written notice. Upon termination of this Agreement, the Company shall pay Northern such compensation and any out-of-pocket or other reimbursable expenses which may become due or payable under the terms hereof as of the date of termination or after the date that the provision of services ceases, whichever is later. Northern shall cooperate reasonably in assisting the Company in transitioning administrative services in the event of such a termination.

13.	SEVERABILITY.

If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

14.	ASSIGNABILITY; DELEGATION.

This Agreement shall not be assigned by any of the parties hereto without the prior consent in writing of the other party. Northern may delegate its obligations hereunder to a sub-contractor or agent and Northern shall remain as responsible for each act or omission of such sub-contractor or agent hereunder as if Northern itself so acted or omitted. Northern shall promptly disclose to Company any such sub-contractor or agent so appointed. The current list of sub-contractors or agents is contained on SCHEDULE E – LIST OF SUB-CONTRACTORS OR AGENTS.

15.	HEADINGS.

All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

16.	GOVERNING LAW.

This Agreement shall be construed and the substantive provisions hereof interpreted under and in accordance with the laws of the State of Illinois.

17.	COUNTERPARTS.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

18.	ENTIRE AGREEMENT.

This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and understanding between the parties relating to the subject matter hereof.

19.	NEW FUNDS.

In the event that the Company establishes one or more series of Shares, in addition to those listed on the attached SCHEDULE A - FUND LIST, with respect to which it desires to have Northern render series-specific services as administrator and fund accountant under the terms hereof, it shall so notify Northern in writing, and if Northern agrees in writing to provide such services, such series of shares shall become a Fund hereunder.

20.	RELEASE.

All parties hereto acknowledge and agree that any and all liabilities of the Company arising, directly or indirectly, under this Agreement will be satisfied solely out of the assets of the applicable Fund (or, as appropriate, Funds) with respect to such liability relates and that no other Fund shall be liable, and no director or officer or shareholder of the Company shall be personally liable, for any such liabilities. All persons dealing with any Fund must look solely to the property belonging to the Fund for the enforcement of any claims against the Company.

21.	COOPERATION.

Northern shall provide assistance to and cooperate with the Company’s internal or external auditors and compliance personnel in connection with any Company-directed audits or compliance reviews. Northern promptly will provide the Company with a copy of any SAS 70 report it obtains relating to its services hereunder. Northern also will cooperate reasonably with the Company in providing information relating to the Company in the possession of the Northern to regulators and other governmental agencies with due jurisdiction, as well as access to such regulators and other governmental agencies to the Northern’s premises, personnel and records relating to the Company. If the Company elects to contest the jurisdiction or right of a regulator or governmental agency to such information or access, Northern shall cooperate reasonably with such election.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly thereunto authorized representatives as of the date written above.

HARDING, LOEVNER FUNDS, INC.

By:		,
Print Name:

Title:

The undersigned,                             , does hereby certify that she is the duly elected, qualified and acting Assistant Secretary of Harding, Loevner Funds, Inc. (the “Company”) and further certifies that the person whose signature appears above is a duly elected, qualified and acting officer of the Company with full power and authority to execute this Agreement on behalf of the Company and to take such other actions and execute such other documents as may be necessary to effectuate this Agreement.

Assistant Secretary

THE NORTHERN TRUST COMPANY

By:
Print Name:

Title:

The undersigned,                             , does hereby certify that he/she is the duly elected, qualified and acting Secretary of The Northern Trust Company (“Northern”) and further certifies that the person whose signature appears above is a duly elected, qualified and acting officer of Northern with full power and authority to execute this Agreement on behalf of the Northern and to take such other actions and execute such other documents as may be necessary to effectuate this Agreement.

Secretary

SCHEDULE A - FUND LIST

Dated: June 2, 2010

International Equity Portfolio

Institutional Emerging Markets Portfolio

Frontier Emerging Markets Portfolio

Emerging Markets Portfolio

Global Equity Portfolio

International Small Companies Portfolio

SCHEDULE B - FEES AND EXPENSES

Fund Administration and Accounting

A.	For the services rendered under this Agreement, the Company shall cause to be paid to Northern out of the assets of the Company the fees as indicated on this Schedule B.

B.	For the purpose of determining fees calculated as a function of the Company’s assets, the value of the Company’s assets and net assets shall be computed as required by its Prospectus, generally accepted accounting principles, the Company’s valuation procedures and resolutions of the Company’s Board of Directors.

C.	Out-of-pocket expenses, including but not limited to those in Section 5(d), will be computed and billed by Northern and payable quarterly by or on behalf of the Company.

FUND ADMINISTRATION SERVICES

A tiered asset-based fee applied at the fund level to the Harding Loevner Funds:

On the first $250 million	-	4.00 basis points
On the next $250 million	-	3.25 basis points
On the next $1 billion	-	2.75 basis points
Over $1.5 billion	-	2.25 basis points

Fund-based Fees

Annual per Fund account fee	-	N/A

FUND ACCOUNTING SERVICES

A tiered asset-based fee applied at the fund level to the Harding Loevner Funds:

On the first $250million	-	1.20 basis points
On the next $250 million	-	1.10 basis points
On the next $1 billion	-	1.00 basis points
Over $1.5 billion	-	0.90 basis points

Fund-based Fees

Annual per Fund account fee	-	N/A
Annual per additional Share Class fee over 2 classes -		$5,000
Annual Fair Valuation fee per fund	-	$5,000

OUT OF POCKET EXPENSES

Customary out of pocket expenses will apply. The list below is representative but not exhaustive.

LEGAL & REGULATORY ADMINISTRATION:

Cost of printing and mailing board materials.

BLUE SKY EXPENSE:

The cost of any third-party agreement for Blue Sky services will be charged as an out of pocket expense.

FUND ADMINISTRATION:

Fund proxy costs — production, mailing and shareholder vote tabulation and solicitation

Retention of records charges if its a significant volume

Print and production costs for financial reports and require shareholder reporting

Edgar Filing fees

FUND ACCOUNTING

None, as long as Northern Trust’s standard pricing feeds are utilized.

SCHEDULE C - FUND ADMINISTRATION SERVICES

Northern Trust (“Northern”), as Administrator, shall provide the following services, in each case, subject to the control, supervision and direction of the Company and the Board of Directors of the Company and the review and comment by the Company’s auditors and legal counsel and in accordance with procedures which may be established from time to time between the Company and Northern:

Description of Administration Services on a Continuous Basis:

—	Maintain accurate and complete Board calendars and regulatory filing calendars;
—

Prepare for filing with the Securities and Exchange Commission (“SEC”) the following documents: Form N-SAR, Form N-CSR, Form N-Q, Form N-PX and all amendments to the Registration Statement, including annual updates of the Prospectus(es) and SAI(s) for the series of the Company and any sticker supplements thereto;

—	Prepare and coordinate the filing of Rule 24f-2 notices, including coordination of payment;
—

Support fund counsel with the preparation and filing with the SEC of proxy statements with the assistance of the Company. Prepare notices of Annual or Special Meetings of Shareholders, with the assistance of the Company. Provide consultation on proxy solicitation matters;

—	Attend and assist in the conduct of Shareholder Meetings and prepare scripts for and minutes of such meetings;
—	Advise and consult with Adviser on matters pertaining to new fund launches or new share classes, and assist with the deregistration of a fund/class;
—

Prepare and review with Company counsel the agenda and resolutions for all requested Board of Directors and committee meetings, attend meetings as appropriate or requested, make presentations to the Board and committee meetings where appropriate, prepare minutes for Board and committee meetings; prepare Board meeting notices, agendas and materials for quarterly meetings and special meetings.

—	Maintain copies of the Company’s Charter and By-Laws;
—	Maintain corporate records of the Company, maintain master registration statements and comply with SEC requirements in advance of and during any examinations;
—	Assist the Company in the handling of regulatory examinations of the Company and work closely with the Company’s legal counsel in response to any non-routine regulatory matters;
—	File Fidelity Bonds with the SEC pursuant to Rule 17g-1;
—

Maintain awareness of significant emerging regulatory and legislative developments that may affect the Company; take appropriate steps where necessary to amend the services contemplated hereunder to reflect such changes; update the Board and the Investment Adviser on these developments;

—	Maintain Blue Sky registrations and be proactive in monitoring shareholder accounts that fall under state filing exemptions; code the accounts that fall under state exemptions.

—

Monitor the Company’s status as a regulated investment company under Sub-Chapter M of the Internal Revenue Code of 1986, as amended, and advise the Company and its Adviser of any potential or actual violations;

—

Conduct daily post-trade compliance testing of the Fund(s)’ requirements under the 1940 Act and limitations contained in the Registration Statements as may be mutually agreed upon, including compliance reporting to the designated Officer(s) of the Company;

—

Prepare the Company’s federal and applicable state tax returns and extension requests for review by the Company’s independent accountants. Northern will sign the tax returns as Preparer, including Form 1120-RIC, Form 8613, and state level returns. Northern will then furnish the signed returns to the Company’s Treasurer for execution and filing with the appropriate authorities;

—	Prepare Form 1099-MISC (for Directors and vendors);
—	Prepare and mail year-end shareholder reporting (1099s for shareholders) to each shareholder of the Company;
—	Compute tax basis provisions for both excise and income tax purposes;
—

Prepare annual minimum distribution calculations (income and capital gain) for review and sign off of the Company prior to their declaration; provide no less than two month-end estimates of distribution amounts (e.g., as of August 31 and September 30) per fund in advance of the final calculations, using equalization in such calculations as appropriate;

—	Coordinate the audit of the Funds’ financial statements by the Company’s independent accountants and provide office facilities for audits as necessary;
—	Prepare and file, with the assistance of the Company, the annual and semi-annual shareholder reports and quarterly Schedules of Investments to be filed with the SEC;
—	Maintain books and records of the Company and its series as required under Rule 31a-1 of the 1940 Act, as may be mutually agreed upon;
—

Prepare for review by the designated Officer(s) of the Company annual fund expense budgets, perform accrual analyses and rollforward calculations on a periodic basis and recommend changes to fund expense accruals on a periodic basis;

—

Calculate, for purposes of the payment of routine or fixed expenses, the allocation among applicable Funds. The Administrator processes the payment of these routine or fixed expenses pursuant to a standing instruction.

—

Calculate, for purposes of the payment of variable or extraordinary expenses (e.g., invoices from Fund counsel), the allocation among applicable Funds. Furnish sufficient detail to an authorized person of the Adviser for review and approval of the variable or extraordinary expenses. Process the invoice payment upon receipt of the approval from the authorized person;

—	Calculate and provide income and expense ratios.
—

Prepare and furnish total return performance information for the Funds, including such information on an after-tax basis, calculate in accordance with applicable U.S. securities laws and regulations, as may be reasonably requested by Company management;

—	Provide sub-certifications in connection with the requirements of the Sarbanes-Oxley Act of 2002 with respect to services provided by the Administrator;
—	Authorize borrowing from the Company’s line of credit in the event a Fund is overdrawn (or will be overdrawn), after the Transfer Agent confirms the true position and Northern’s

Credit Department and the Adviser have been notified borrowing from the line of credit will occur
—	Provide qualified individuals to serve as Secretary, Assistant Secretary and Assistant Treasurer of the Company to perform such specific functions as mutually agreed upon from time to time:

SCHEDULE D - FUND ACCOUNTING SERVICES

Northern Trust shall provide the following services, in each case, subject to the control, supervision and direction of the Company and the Board of Directors to the Company and the review and comment by the Company’s auditors and legal counsel and in accordance with procedures which may be established from time to time between the Company and Northern Trust:

Description of Accounting Services on a Continuous Basis:

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Establish the accounting policies of the Company and, in connection therewith, consult with the Company’s officers, independent auditors, legal counsel, custodian, fund accountant, distributor and transfer agent;

—	Maintain the books and records for each Fund’s assets, including records of all securities transactions effected by the Company’s Adviser on behalf of the Company;
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Calculate each Fund’s Net Asset Value per share per class, utilizing prices obtained from mutually agreeable sources and transmitting valuation as required by the Funds’ investment Adviser; deliver NAV to appropriate parties as agreed upon.

—	Price each Funds’ portfolio holdings and liabilities in accordance with the Company’s pricing policy;
—	Reconcile positions, entitlements, accruals and cash with custody records and provide Adviser with cash balances available for investment purposes;
—	Calculate monthly SEC yield and transmit information as required by the Company’s Adviser;
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Compute, as appropriate, and in consultation with the Funds’ auditors and tax advisors, the net income and capital gains and losses, dividend payables, dividend factors, yields and weighted average maturity;

—	Compute unrealized appreciation and depreciation on securities held by the Funds;
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Calculate premium amortization and discount accretion on securities purchased at a price other than face value, if requested by the Adviser. The Company will be responsible for providing security specific information to the extent amortization or accretion to amounts other than face value are required;

—	Post Fund transactions to appropriate categories to support financial statement presentation;
—	Accrue expenses as established in the expense budget of the Funds and in accordance with the Multiple Class Expense Allocation Plan adopted pursuant to Rule 18f-3, if applicable;
—	Compute outstanding receivable and payable balances for unsettled security trades and unsettled shareholder transactions;
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Compute income and expense accruals. The Company will be responsible for directing Northern Trust with respect to any uncollectible income amounts which should be written off and for approval of expense accrual rates;

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Coordinate with the Company’s independent auditors and provide accounting reports in connection with the Company’s regular annual audit and other routine audits and examinations by regulatory agencies; and

—	Maintain historical tax lots for each security.
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Provide the company on a periodic basis with a schedule setting forth the amounts of tax withheld and the amount of pending tax reclaims in connection with securities transactions in the funds. The Company has sole responsibility for determining the propriety of the withholding taxes payable and the collectibility of tax reclaim receivables.

SCHEDULE E – LIST OF SUB-CONTRACTORS OR AGENTS

—	Blue Sky services will be provided by PNC Global Investment Servicing (U.S.) Inc.’s “Clearsky” service.